Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 20, 2019, relating to the financial statements and financial statement schedules of Inovalon Holdings, Inc. and subsidiaries, and the effectiveness of Inovalon Holdings, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Inovalon Holdings, Inc. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

Baltimore, Maryland

June 6, 2019